INDEPENDENT ACCOUNTANTS' CONSENT



The Board of Directors
Stewardship Financial Corporation:


We consent to incorporation by reference in registration statement Nos. 333-20699 on Form S-3, 333-20793 and 333-31245 on Form S-8 of Stewardship
Financial Corporation of our report dated January 28, 2000, relating to the consolidated statements of financial condition of Stewardship Financial Corporation and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report is incorporated by reference in the December 31, 1999 annual report on Form 10-KSB of Stewardship Financial Corporation.



                                             /s/ KPMG LLP
                                             KPMG LLP


Short Hills, New Jersey
March 29, 2000